Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of the ordinary shares, nominal value 0.1 pence per share (“Ordinary Shares”), and American Depositary Shares, each representing five Ordinary Shares (“Depositary Shares”), of Midatech Pharma PLC (“us,” “our,” “we”, the “Group” or the “Company”), which are the only securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), summarizes certain information regarding the Ordinary Shares in our articles of association (the “Articles”), the deposit agreement among us, Deutsche Bank Trust Company Americas, as depositary, Depositary Share holders and all other persons indirectly or beneficially holding Depositary Shares, as amended or supplemented from time to time (the “Deposit Agreement”), and applicable provisions of corporate law in the United Kingdom, and is qualified by reference to our Articles and the form of Deposit Agreement, as amended and supplemented, which are incorporated by reference as Exhibits 1.1 and 2.2, respectively, to the Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

DESCRIPTION OF SHARE CAPITAL

General

We are a public limited company organized under the laws of England and Wales under registered number 09216368. Our registered office is Oddfellows House, 19 Newport Road, Cardiff, United Kingdom, CF24 0AA. The principal legislation under which we operate and our shares are issued is the United Kingdom Companies Act of 2006 (the “Companies Act”).

Issued Share Capital

Our issued share capital as of December 31, 2019 was 23,464,981 Ordinary Shares. Each Ordinary Share has a nominal value 0.1 pence per share. Each issued Ordinary Share is fully paid. We currently have 1,000,001 deferred shares and no preference shares in our issued share capital.

There is no limit to the number of Ordinary Shares or preference shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Ordinary Shares.

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own Ordinary Shares.

Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our Board of Director (the “Board”).

Voting Rights

Without prejudice to any rights or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands every shareholder who is present in person and each duly authorized representative present in person of a shareholder that is a corporation shall have one vote;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act, as described in “Differences in Corporate Law - Voting Rights” herein, a poll may be demanded by:

•	the chairman of the meeting;

•	at least five shareholders present in person or by proxy and entitled to vote;

•	any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution; or

•	any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution on which there have been paid up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The Board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Board.

A shareholder’s right to attend general or class meetings of the Company or to vote in respect of his or her shares may be suspended by the Board in accordance with our Articles if he or she fails to comply with a proper request for the disclosure of interests regarding the shares. See “Other United Kingdom Law Considerations—Disclosure of Interest in Shares” herein.

Dividends

We may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The Board may from time to time declare and pay to our share owners such interim dividends as appear to the directors to be justified by our profits available for distribution. There are no fixed dates on which entitlement to dividends arises on our Ordinary Shares.

The share owners may pass, on the recommendation of the directors, an ordinary resolution to direct that all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other body corporate. Our Articles also permit, with the prior authority of an ordinary resolution of shareholders, a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid Ordinary Shares instead of cash, or a combination of shares and cash, with respect to future dividends.

By the way of the exercise of a lien, if a share owner owes us any money relating in any way to shares, the Board may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by us in respect of the shares. Money deducted in this way may be used to pay the amount owed to us.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for our benefit until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and shall revert to the Company.

A shareholder’s right to receive dividends on his shares may, if they represent more than 0.25% of the issued shares of that class, be suspended by the directors if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “Other United Kingdom Law Considerations—Disclosure of Interests in Shares” herein.

Change of Control

There is no specific provision in our Articles that would have the effect of delaying, deferring or preventing a change of control. We are, however, subject to the provisions of the United Kingdom City Code on Takeovers and Mergers (the “City Code”), which contains detailed provisions regulating the timing and manner of any takeover offer for those of the Company’s shares which confer voting rights. See “Other United Kingdom Law Considerations—City Code on Takeovers and Mergers” herein.

Variation of Rights

Whenever our share capital is divided into different classes of shares, all or any of the rights attached to any class may be varied or abrogated in such manner (if any) as may be provided by those rights or (in the absence of any such provision) either with the consent in writing of the holders of at least 75% of the issued shares of that class or with the authority of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Alteration of Share Capital and Repurchases

Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time:

•	increase our share capital by allotting and issuing new shares in accordance with the our Articles and any relevant shareholder resolution;

•	consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than our existing shares; or

•	redenominate our share capital or any class of share capital.

Preemptive Rights and New Issuance of Shares

Under the Companies Act, the issuance of equity securities (except shares held under an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which our shareholders’ approval would be required to renew the exclusion). In this context, “equity securities” means Ordinary Shares (and would exclude shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution), and any and all rights to subscribe for or convert securities into such Ordinary Shares. This differs from U.S. law, under which shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

By way of resolutions passed at our general meeting held on March 2, 2020, authorities were given to the directors to allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount representing 396% of our issued share capital for a period up to the earlier of the conclusion of our 2021 annual general meeting or 18 months from the date of passing of the resolutions at the general meeting referenced above. Pre-emptive rights under the Companies Act will not apply in respect of allotment of shares for cash made pursuant to such authorityl. Renewal of such authorization is expected to be sought at each of our annual general meetings.

In circumstances where we allot further Ordinary Shares, we must apply for such new Ordinary Shares to be admitted to trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) which in some instances requires the publication of an admission document.

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act and approved by the Board. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board may decline to register any transfer of any share unless it is:

•	a fully paid share;

•	a share on which the Company has no lien;

•	in respect of only one class of shares;

•	in favor of a single transferee or not more than four transferees;

•	duly stamped or duly certificated or otherwise shown the satisfaction of the Board to be exempt from any required stamp duty; or

•	delivered for registration at our registered office or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (other than uncertificated shares) and any other evidence the Board may reasonably require to provide the title to such share of the transferor.

If the Board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act, as described in “Differences in Corporate Law—Annual General Meeting” and “Differences in Corporate Law—Notice of General Meetings” herein.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “Differences in Corporate Law—Notice of General Meetings” herein.

Subject to certain conditions, holders of Depositary Shares are entitled to receive notices under the terms of the Deposit Agreement relating to the Depositary Shares. See “Description of American Depositary Shares—Voting Rights” herein.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•	no member, other than a member of the Board, shall be entitled to notice of it or attend such meeting unless he is a holder of shares of that class;

•	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class;

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every shares of the class held by him;

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two directors on our Board. We have no maximum number of directors, though we may fix a maximum number by ordinary resolution of the shareholders. We may, by ordinary resolution of the shareholders, vary the minimum and any maximum number of directors from time to time.

Appointment of Directors

Subject to the provisions of the Articles, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the Board has the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board. Any director appointed by the Board will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years. If there are fewer than three directors, one director shall make himself or herself available for re-election

The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or such director has given notice in writing to us that he is unwilling to be re-elected or such director has attained the retirement age applicable to him as director pursuant to the Companies Act.

Director’s Interests

The Board of Directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he (or a person connected with him) derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the Companies Act (which require a director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with our interests, and to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with us), and provided that he has disclosed to the Board of Directors the nature and extent of any interest of his in accordance with the Companies Act and the Articles, a director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested;

•	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested; and

•	shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles, such director shall not vote at a meeting of the Board or of a committee of the Board on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:

•	the resolution relates to the giving to him or a person connected with him of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of, us or any of our subsidiaries;

•	the resolution relates to the giving of a guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;

•	the resolution relates in any way to an arrangement for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

•	the resolution relates in any way to the purchase or maintenance for the directors of insurance; or

•	the resolution is in respect of any matter in which the interest of the director cannot reasonably be regarded as conflicting.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the Board or of a committee of the Board as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

An interest of a person connected with a director shall be treated as an interest of the director and Section 252 of the Companies Act shall determine whether a person is connected with a director.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Board (or for the avoidance of doubt any duly authorized committee of the Board) provided that the aggregate of all such fees so paid to directors shall not exceed £300,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

Each director may be paid his reasonable traveling, hotel and other expenses of attending and returning from meetings of the Board or committees thereof of or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director. Any director who, by request, goes or resides abroad for any purposes required by us or who performs services which in the opinion of the Board go beyond the ordinary duties of a director may be paid such extra remuneration as the Board may determine.

An executive director shall receive such remuneration as the Board may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Age Limitations and Share Ownership

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age. Our directors are not required to hold any shares in the Company.

Borrowing Power

Our directors may exercise all the powers of the Company to borrow or raise money and mortgage or charge all or any part of our undertaking, property and assets (present and future), and uncalled capital. Subject to the Companies Act, the directors may also create and issue debentures, other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Our directors are required to restrict the borrowings of the Company to ensure that the aggregate principal amount of borrowings at any one time outstanding and all of its subsidiary undertakings (other than intra-Group borrowing) shall not at any time, without the previous sanction of an ordinary resolution of the Company, exceed two times the gross asset value of the Company and our subsidiaries.

Liability of Midatech and its Directors and Officers

Subject to the provisions on indemnities set out in Companies Act, every director, alternate director or former director (and of any associated company) shall be entitled to be indemnified out of our assets against all costs and liabilities incurred by him or her in relation to any proceedings or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director so long as the indemnities do not cover liability for breach of duty to the Company or cover any fine, costs or related expense in connection with any proceedings for default on the part of the director. Lawful indemnities extend to the provision of funds to him or her by the Company to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for statutory relief or in an investigation by a regulatory authority which must however be repaid where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the Company (or any associated company of ours) and he or she is convicted or found in default thereof. Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under a deed poll declared by us on August 5, 2015, or a Deed of Indemnity, our Board and our Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to the Company itself (or any of our associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid. Our total aggregate liability of Midatech under the Deed of Indemnity is £5 million.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to a charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Other United Kingdom Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. The Articles specify that a response is required from such person within 14 days after service of any such notice.

Under the Articles, if a person defaults in supplying us with the required particulars in relation to the shares in question (“Default Shares”) the directors may by notice direct that:

•	in respect of the Default Shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the Default Shares; and/or

•	where the Default Shares represent at least 0.25% of their class, (a) any dividend (or any part of a dividend) payable in respect of the Default Shares shall be retained by us without liability to pay interest, (b) the shareholder may not be entitled to elect to receive shares instead of a dividend, and (c) no transfers by the relevant member of any Default Shares may be registered (unless the member himself is not in default and the transfer does not relate to Default Shares, the transfer is exempt or that the transfer is permitted under the U.K. Uncertificated Securities Regulations 2001).

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We currently have authority from a resolution passed at our 2019 annual general meeting to purchase a maximum of 2,046,998 shares valid for a period up to the earlier of the conclusion of our 2020 annual general meeting or 15 months from the date of passing such resolution, although we do not currently have any distributable profits out of which such a purchase or redemption of shares may be made.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a United Kingdom incorporated public company with our registered office in the United Kingdom which is admitted to AIM, we are subject to the City Code, which is issued and administered by the United Kingdom Panel on Takeovers and Mergers (the “Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our Ordinary Shares or Depositary Shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles on the right of non-residents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to English law and Delaware Law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on Board of Directors	Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Pre-emptive Rights	Under the Companies Act, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot	Under the Companies Act, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise in each case in accordance with the provisions of the Companies Act.	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll, and in our case the number in clause (a) above is reduced from five to three.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions

The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

•     the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•     the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•     the approval of the board of directors; and

•     approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Stockholder Suits	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

•     state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

•     allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

•     state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

DESCRIPTION OF AMERICAN DEPOSITARY

General

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” Deutsche Bank Trust Company Americas is the depositary for the Depositary Shares. Each Depositary Share represents ownership of five Ordinary Shares deposited with the London Branch of Deutsche Bank AG, as custodian for the depositary. Each Depositary Share also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s principal office at which the Depositary Shares will be administered is located at 60 Wall Street, New York, New York 10005, United States of America. The principal executive office of the depositary is located at 60 Wall Street, New York, New York 10005, United States of America.

The Direct Registration System (“DRS”) is a system administered by The Depository Trust Company (“DTC”) pursuant to which the depositary may register the ownership of uncertificated Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Depositary Share holders entitled thereto.

We will not treat Depositary Share holders as our stockholders and accordingly, Depositary Shares holders will not have stockholder rights. English law governs shareholder rights. The depositary will be the holder of the Ordinary Shares underlying the Depositary Shares. Holders of Depositary Shares will have the rights of Depositary Share holders. A Deposit Agreement sets out Depositary Share holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the Deposit Agreement and the Depositary Shares.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of American Depositary Receipt (“ADR”).

Dividends and Other Distributions

How will you receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your Depositary Shares represent as of the record date (which will be as close as practicable to the record date for Ordinary Shares) set by the depositary with respect to the Depositary Shares.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary either to distribute the foreign currency to the Depositary Share holders, or to hold the foreign currency for the account of the Depositary Share holders, in which case it will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional Depositary Shares representing any Ordinary Shares it distributes as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole Depositary Shares. It will sell Ordinary Shares which would require it to deliver a fractional Depositary Share and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Depositary Shares, the outstanding Depositary Shares will, to the extent permissible by law, also represent the new Ordinary Shares. The depositary may also sell all or a portion of the Ordinary Shares that is has not distributed, and distribute the net proceeds in the same way as it does with cash. Additionally, the depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or Ordinary Shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the Depositary Shares. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional Depositary Shares representing Ordinary Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in Ordinary Shares rather than in Depositary Shares. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

Rights to Purchase Additional Shares. If we offer holders of our Ordinary Shares any rights to subscribe for additional Ordinary Shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and reasonably practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the depositary may, if it determines it is lawful and reasonably practicable to do so, endeavor to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Ordinary Shares (rather than Depositary Shares).

The depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Ordinary Shares, or be able to exercise such rights.

U.S. securities laws may restrict transfers and cancellation of the Depositary Shares represented by shares purchased upon exercise of rights. For example, you may not be able to trade these Depositary Shares freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the Depositary Shares described in this section, except for changes needed to put the necessary restrictions in place.

Other Distributions. Subject to receipt of timely notice, as described in the Deposit Agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it thinks is practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If the depositary cannot make a distribution in this way, it may endeavor to sell what we distributed and distribute the net proceeds in the same way as it does with cash. If the depositary is unable to sell what we distributed, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Depositary Share holders. We have no obligation to register Depositary Shares, Ordinary Shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Depositary Shares, Ordinary Shares, rights or anything else to Depositary Share holders. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are Depositary Shares issued?

The depositary will deliver Depositary Shares if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Depositary Shares in the names you request and will deliver the Depositary Shares to or upon the order of the person or persons entitled thereto.

 How do Depositary Share holders cancel an American Depositary Share?

You may turn in your Depositary Shares at the depositary’s principal office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the Depositary Shares to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal office, to the extent permitted by law.

How do Depositary Share holders interchange between Certificated Depositary Shares and Uncertificated Depositary Shares?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated Depositary Shares. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated Depositary Shares. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated Depositary Shares requesting the exchange of uncertificated Depositary Shares for certificated Depositary Shares, the depositary will execute and deliver to you an ADR evidencing those Depositary Shares.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your Depositary Shares. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you by regular, ordinary mail delivery, or by electronic transmission. The materials will (i) describe the matters to be voted on and (ii) explain how you may instruct the depositary to vote the ordinary shares or other deposited securities underlying your Depositary Shares as you direct. For your voting instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of the deposit agreement, the deposited securities and our articles of association, to vote or to have its agents vote the Ordinary Shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares underlying your Depositary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner in which any vote is cast. This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your Depositary Shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Reclassifications, Recapitalizations and Mergers, etc.

Upon any change in our par value, split-up, subdivision cancellation, consolidation or any other reclassification of our Ordinary Shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting us or to which we otherwise are a party, any securities which shall be received by the depositary or a custodian in exchange for, or in conversion of or replacement or otherwise in respect of, our ordinary shares shall, to the extent permitted by law, be treated as new deposited securities under the deposit agreement, and the ADRs shall, subject to the provisions of the deposit agreement and applicable law, evidence Depositary Shares representing the right to receive such additional securities. Alternatively, the depositary may, with our approval, and shall, if we request, subject to the terms of the deposit agreement and receipt of an opinion of our counsel satisfactory to the depositary that such distributions are not in violation of any applicable laws or regulations, execute and deliver additional ADRs as in the case of a stock dividend on our ordinary shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs, in either case, as well as in the event of newly deposited ordinary shares, with necessary modifications to the form of ADR specifically describing such new deposited securities and/or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Depositary Share holders, the depositary may, with our approval, and shall if we request, subject to receipt of an opinion from our counsel satisfactory to the depositary that such distributions are not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of fees and charges of, and expenses incurred by, the depositary and taxes and governmental charges) for the account of the Depositary Share holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Depositary Share holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the deposit agreement. In accordance with the provisions of the deposit agreement, the depositary is not responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Depositary Share holders in general or any Depositary Share holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by Depositary Share holders under the deposit agreement, or materially prejudices a substantial existing right of Depositary Share holders, it will not become effective for outstanding Depositary Shares until 30 days after the depositary notifies Depositary Share holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Depositary Shares, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to Depositary Share holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of Depositary Shares after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the Depositary Share holders that have not surrendered their Depositary Shares. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain Depositary Share holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of our business or matters relating to the Depositary Shares or the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or Depositary Shares are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Depositary Shares

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary and its directors, officers, affiliates, employees and agents.

We and the depositary, and each of our and their respective directors, officers, affiliates, employees and agents:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable to Depositary Share holders, beneficial owners or any third parties if prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement or the ADRs, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the United Kingdom or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraints or by reason of any provision, present or future of our constituent documents or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond their control, (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure beyond such party’s control);

•	are not liable to Depositary Share holders, beneficial owners or any third parties by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in Midatech’s constituent documents or provisions of or governing deposited securities;

•	are not liable to Depositary Share holders, beneficial owners or any third parties for the inability of any holder of Depositary Shares to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of Depositary Shares under the terms of the deposit agreement;

•	have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADRs, or the deposit agreement, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses (including fees and disbursements of counsel) and liabilities be furnished as often as may be required (and no custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the depositary);

•	may rely and shall be protected in acting upon any written notice, request, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting Ordinary Shares for deposit, holders and beneficial owners (or authorized representatives) of Depositary Shares, or any other person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability to Depositary Share holders, beneficial owners or any third parties for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement or otherwise.

Neither the depositary nor the custodian shall be liable under the deposit agreement or otherwise for the failure by any Depositary Share holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Depositary Share holder’s or beneficial owner’s income tax liability. The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of Depositary Shares, ordinary shares or deposited securities. The depositary and its agents shall not be liable for any acts or omissions made by a successor depositary.

In connection with the sale of securities, including, without limitation, deposited securities, the deposit agreement provides that the depositary shall not have any liability for the price received in connection with any such sale, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary will have the right, in its sole discretion, to refer any claim or dispute arising directly or indirectly from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be conducted by three arbitrators, one nominated by the Depositary, one nominated by the Company, and one nominated by the two party-appointed arbitrators. Any judgment, rendered by the arbitrators may be enforced in any court having jurisdiction thereof. The arbitration shall occur in New York, New York, and the procedural law of such arbitration shall be New York law. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal courts. In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or us related to our ordinary shares, the Depositary Shares or the deposit agreement.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of a Depositary Share, split-up, subdivide or combine Depositary Shares, make a distribution on a Depositary Share, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with applicable laws and governmental regulations, and such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable law, including presentation of transfer documents.

The depositary may refuse to issue and deliver Depositary Shares or register transfers of Depositary Shares generally when the register of the depositary or our transfer books are closed or at any time if the depositary determines that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your Depositary Shares

You have the right to cancel your Depositary Shares and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed its transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a stockholders’ meeting; or (iii) we are paying a dividend on its ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Depositary Shares or to the withdrawal of ordinary shares or other deposited securities;

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary determines, in good faith, that it is necessary or advisable to prohibit withdrawals.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Depositary Shares

The deposit agreement permits the depositary to deliver Depositary Shares before deposit of the underlying ordinary shares. This is called a pre-release of the Depositary Shares. The depositary may also deliver Ordinary Shares upon cancellation of pre-released Depositary Shares (even if the Depositary Shares are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary. The depositary may receive Depositary Shares instead of Ordinary Shares to close out a pre-release. The depositary may pre-release Depositary Shares only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) beneficially owns the Ordinary Shares or Depositary Shares to be deposited, (b) agrees to indicate the depositary as owner of such Ordinary Shares or Depositary Shares in its records and to hold such Ordinary Shares or Depositary Shares in trust for the depositary until such ordinary shares or Depositary Shares are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such Ordinary Shares or Depositary Shares to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of Depositary Shares that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of Depositary Shares then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

The deposit agreement provides that, to the extent available by the depositary, Depositary Shares shall be evidenced by ADRs issued through DRS/Profile unless certificated ADRs are specifically requested by the Depositary Share holder. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Depositary Share holders entitled thereto. The Profile Modification System (“Profile”) is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a Depositary Share holder, to direct the depositary to register a transfer of those Depositary Shares to DTC or its nominee and to deliver those Depositary Shares to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Depositary Share holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Depositary Share holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the Depositary Share holder (notwithstanding any requirements under the Uniform Commercial Code).